Good Times Drive Thru, Inc. as a Subsidary of

       Good Times Restaurants, Inc. 401(k) Savings and
                     Investment Plan

              SUMMARY PLAN DESCRIPTION




                       February 1, 1998



                   SUMMARY PLAN DESCRIPTION

                       TABLE OF CONTENTS

                                                           PAGE

I   INTRODUCTION                                             1

II  PLAN DATA                                                1
    Agent For Service Of Legal Process                       1
    Effective Date                                           1
    Employer                                                 1
    Plan Administrator                                       1
    Plan Year                                                1
    Trustee                                                  1
    Type Of Administration                                   1

III DEFINITIONS                                              1
    Break In Service                                         1
    Compensation                                             2
    Disability                                               2
    Effective Date                                           2
    Elective Deferral                                        2
    Entry Date                                               2
    Family Member                                            2
    Highly Compensated Employee                              2
    Hour Of Service                                          3
    Maternity/Paternity Leave                                3
    Normal Retirement Age                                    3
    Spouse                                                   3
    Year Of Service                                          4

IV  ELIGIBILITY REQUIREMENTS AND PARTICIPATION               4

V   EMPLOYEE CONTRIBUTIONS                                   4
    Elective Deferrals                                       4
    Rollover And Transfer Contributions                      5

VI  EMPLOYER CONTRIBUTIONS                                   5
    Contribution Formula                                     5
    Eligibility For Allocation                               6

VII GOVERNMENT REGULATIONS                                   6

VIII     PARTICIPANT ACCOUNTS                                7

IX  VESTING                                                  7
    Determining Vested Benefit                               7
    Payment Of Vested Benefit                                8
    Loss Of Benefits                                         8
    Timing of Forfeitures                                    8
    Reemployment                                             9

X   TOP-HEAVY RULES                                         10

XI  RETIREMENT BENEFITS AND DISTRIBUTIONS                   10
    Retirement Benefits                                     10
    Distributions During Employment                         11
    Hardship Withdrawals                                    11
    Beneficiary                                             12
    Death Benefits                                          12
    Form Of Payment                                         12
    Rollover Of Payment                                     13
    Time Of Payment                                         14

XII INVESTMENTS                                             14
    Trust Fund                                              14
    Investment Responsibility                               14
    Employee Investment Direction                           14
    Participant Loans                                       15

XIII     ADMINISTRATION                                     15
    Plan Administrator                                      15
    Trustee                                                 15

XIV AMENDMENT AND TERMINATION                               16

XV  LEGAL PROVISIONS                                        16
    Rights Of Participants                                  16
    Fiduciary Responsibility                                17
    Employment Rights                                       17
    Benefit Insurance                                       17
    Claims Procedure                                        17
    Assignment                                              18
    Questions                                               18
    Conflicts With Plan                                     18

       I INTRODUCTION

         Your Employer has established a retirement plan to help supplement your retirement income. Under the program, the Employer makes contributions to a Trust Fund which will pay you a benefit at retirement. Details about how the Plan works are contained in this summary. While the summary describes the principal provisions of the Plan, it does not include every limitation or detail. If there is a discrepancy between this booklet and the official Plan document, the Plan document shall govern. You may obtain a copy of the Plan document from the Plan Administrator.
                The Plan Administrator may charge a reasonable fee for providing you with the copy.

       II  PLAN DATA

         A.     Agent For Service Of Legal Process: The
       Employer or Trustee.
         B.     Effective Date:   The Effective Date of
                                         the original Plan
                                         was April 1, 1992; the
                                         Effective Date of the
                                         amended Plan
                                         is February 1, 1998.

         C.     Employer:         Good Times Drive Thru,
                                         Inc. as a Subsidary of
                                         Good Times Restaurants,
                                         Inc. 401(k) Savings and
                                         Investment PLan

           Address:          8680 Wolf Court,
                             Suite #330
                             Westminster, CO 80030
           Telephone No.:    (303)427-4221
           Tax I.D. No.:     84-1133368
           Plan No.:         001

         D.     Plan Administrator:  The Employer has
                       been designated to serve as Plan
                       Administrator.

         E.     Plan Year:  The 12-month period beginning
                       on October 1 and ending on September 31.

         F.     Trustee(s):  Wells Fargo Bank, N.A.
           Address:     4365 Executive Drive,
                        17th Floor
                        San Diego, CA 92121-2130
           Telephone No.:    (619) 622-6701

         G.     Type Of Administration:  Trust Fund

       III DEFINITIONS

         A.     Break In Service.  A 12 consecutive month
                       period during which you are not credited with or are not paid for more than 500 hours. If you go into the military service of the United States, you are not considered terminated as long as you return to work within the time required by law. If you separate from employment and incur a Break in Service, all contributions to your various accounts are suspended. [See special rules relating to maternity and paternity leave below. Also, see Section VI(B) to determine your eligibility to share in the Employer's Contribution if you separate from employment, but do not incur a Break in Service.] If a Break in Service occurs and you return to full time employment with the Employer, your rights are explained in the section entitled "Vesting".

         B.     Compensation.  Your total salary, pay, or
                       earned income from the Employer, as
                       reflected on tax Form W-2, even if not
                       subject to withholding taxes when earned.
                       Compensation will include amounts
                       received by you during the Plan Year and earned while a Participant. Compensation shall be limited to $150,000 as adjusted for inflation.

         C.     Disability.  A potentially permanent
                       illness or injury, as certified to by a
                       physician who is approved by the
                       Employer, which prevents you from
                       engaging in work for which you are
                       qualified for a period of at least 12
                       months.

         D.     Effective Date.  The date on which the
                       Plan starts or an amendment is effective.

         E.     Elective Deferral.  Employer
                       contributions made to the Plan at your
                       election, instead of being given to you
                       in cash as part of your salary. You can elect to defer a portion of your salary, instead of receiving it in cash, and your Employer will contribute it to the Plan on your behalf.

         F.     Entry Date.  The date on which you enter
                       the Plan.  Your Entry Date will be the
                       first day of the Plan Year, or the first day of the fourth month, the first day of the seventh month, or the first day of the tenth month of the Plan Year coinciding with or following the date you satisfy the eligibility requirements.

         G.     Family Member.  The Spouse or lineal
                       ascendant or descendant (or Spouse
                       thereof) of either a more than 5% owner
                       of the Employer or one of the ten highest compensated Highly Compensated Employees of the Employer.

         H.     Highly Compensated Employee.  Any
                       Employee who during the current or prior
                       Plan Year (1) was a more than 5% owner,
                       (2) received more than $75,000 in
                       Compensation as adjusted for inflation
                       (3) received more than $50,000 in
                       Compensation as adjusted for inflation
                       and was in the top 20% of Employees when ranked by Compensation, or (4) was an officer receiving more than $45,000 in Compensation as adjusted for inflation. Family Members of any 5% owner, or Highly Compensated Employee in the group of the ten Employees with the greatest Compensation, will be combined as if they were one person for purposes of Compensation and contributions. If you are not currently or never were Highly Compensated, or a Family Member of a Highly Compensated Employee, you are a Non-highly Compensated Employee.

         I.     Hour Of Service.  You will receive credit
                       for each hour you are (1) paid for being on your job, (2) paid even if you are not at work (vacation, sickness, leave of absence, or disability), or (3) paid for back pay if hours were not already counted. A maximum of 501 hours will be credited in any year for periods during which you are not at work but are paid. Hours of Service will be calculated based on actual hours you are entitled to payment. Your Hours of Service with RTC Express, Inc. and Round The Corner Restaurants, Inc. are included for eligibility and vesting in this Plan.

         J.     Maternity/Paternity Leave.  You may be
                       eligible for additional Hours of Service if you leave employment, even if temporarily, due to childbirth or adoption. If this is the case, you will be credited with enough hours (up to 501) of service to prevent a Break in Service, either in the year you leave employment or the following year. For example, if you have 750 Hours of Service in the year that your child is born, you would not get any more hours credited for that Plan Year since you do not have a Break in Service. Therefore, if you do not return to employment the following year, you will get 501 Hours of Service so you will not have a Break in Service in that year. Alternatively, if you do return the following year, but work only 300 hours, you will receive an additional 201 hours in order to prevent a break. These Hours of Service for maternity or paternity leave must all be used in one Plan Year. They are used only to prevent a Break in Service and not for calculating your Years of Service for eligibility, vesting or benefits.

         K.     Normal Retirement Age.  The attainment of
                       age 65.

         L.     Spouse.  The person to whom you are or
                       were legally married, or your common law
                       Spouse if common law marriage is
                       recognized by the state in which you
                       live.  In order for your Spouse to
                       receive a benefit under this Plan, he or she may not predecease you. A former Spouse may be treated as a "Spouse" under this definition if recognized as such under a Qualified Domestic Relations Order as explained at Section XV(F) of this Summary Plan Description.

         M.     Year Of Service.

           Eligibility

           For purposes of determining your
                  eligibility to participate in the Plan, a Year of Service is a 12-consecutive month period beginning on your date of hire during which you are credited with at least 1000 Hours of Service.

           Contribution

           For purposes of determining whether or
                  not you are entitled to have a
                  contribution allocated to your account, a Year of Service is a 12-consecutive month period, which is the same as the Plan
                  Year, during which you are credited with at least 1000 Hours of Service.

           Vesting

           For purposes of determining the extent to which you are vested in your account balance, a Year of Service is a 12-consecutive month period, which is the same as the Plan Year, during which you are credited with 1000 Hours of Service.

       IV  ELIGIBILITY REQUIREMENTS AND PARTICIPATION

         You are eligible to participate in this Plan upon completing 1 Year of Service and attaining age 21. You are considered to have completed 1 Year of Service for purposes of eligibility on the anniversary of your first day of employment, provided that you worked at least 1000 hours during that 12-month period. The second and subsequent measuring periods, if applicable, shall be the Plan Year. The Plan will not cover Employees covered by a collective bargaining agreement.

         Your participation in the Plan will begin on the Entry Date defined at Section III.

       V EMPLOYEE CONTRIBUTIONS

         A.     Elective Deferrals

           You, as an eligible Employee, may
                  authorize the Employer to withhold from
                  1% up to 14% of your Compensation, not to exceed $7,000 as adjusted for inflation, and to deposit such amount in the Plan fund. If you participate in a similar plan of an unrelated employer and your Elective Deferrals under this Plan and the other plan exceed the $7,000 limit, for a given year you must designate one of the Plans as receiving an excess amount. If you choose this Plan as the one receiving the excess, you must notify the Plan Administrator by March 1 of the following year so that the excess and any income thereon may be returned to you by April 15. You may increase, decrease, or terminate your Elective Deferral percentage on the anniversary date of the Plan and on the first day following any Valuation Date.

           If you terminate contributions, you may
                  not reinstate payroll withholding until
                  the first day of the next valuation
                  period. The Employer may also reduce or terminate your withholding if required to maintain the Plan's qualified status.

         B.     Rollover And Transfer Contributions

           Rollover and Transfer Contributions are
                  permitted.  In order to make a Rollover
                  or Transfer Contribution, you must be a
                  Participant.  An Employer can refuse to
                  allow Transfer Contributions to its
                  profit-sharing Plan if the transfer will affect the Plan's ability to offer lump sum distributions as the normal form of distribution.

           A rollover or transfer of your retirement benefits may originate from another qualified retirement plan or special individual retirement arrangement (known as a "conduit" IRA) to this Plan. If you have already received a lump-sum payment from another qualified retirement plan, or if you received payment from another qualified plan and placed it in a separate "conduit" IRA, you may be eligible to redeposit that payment to this Plan. The last day you may make a Rollover Contribution to this Plan is the 60th day after you receive the distribution from the other plan or IRA.
                  A transfer occurs when the trustee of the old plan transfers your assets to this Plan. If you believe you qualify for a transfer or rollover, see the Plan
                  Administrator for more details.

       VI  EMPLOYER CONTRIBUTIONS

         A.     Contribution Formula

           Elective Deferrals:

           The Employer will contribute all
                  Compensation which you elect to defer to the Plan within the limits outlined in
                  Section V(A).

           Matching Contributions:

           The Employer may make a Matching
                  Contribution to each Participant based on his or her Elective Deferrals in a percentage set by the Employer prior to the end of each Plan Year. The Employer shall not match your Elective Deferrals that are in excess of 6% of your Compensation.

           The time period which will be used for
                  determining the amount of Matching
                  Contributions owed shall be annually.

           Employer Matching Contributions will only be made on Elective Deferrals made to the Plan. Elective Deferrals withdrawn prior to the end of the Plan Year will not receive Matching Contributions.

           Qualified Non-Elective Contributions:

           The Employer may also contribute an
                  additional amount determined in its sole judgement. This additional contribution, if any, will be allocated to only Non-highly Compensated Participants, in proportion to each eligible Employee's Compensation as a ratio of all eligible
                  Employees' Compensation.  These
                  Contributions will be nonforfeitable and subject to withdrawal restrictions.

           Discretionary:

           The Employer may also contribute an
                  additional amount determined in its sole judgement. Such additional contribution, if any, shall be allocated to each Participant in proportion to his or her Compensation for the Plan Year while a Participant.

         B.     Eligibility For Allocation

           The Employer's Contribution will be made to all Participants who are employed at the end of the Plan Year provided that the Participant has completed a Year of Service during the Plan Year. The
                  Employer shall also make matching and
                  other related contributions as indicated below to Employees who terminate during the Plan Year as a result of:

           Matching Other

                x         x  (i) Retirement.

                x         x  (ii)   Disability.

                x         x  (iii)  Death.

       VII    GOVERNMENT REGULATIONS

         The federal government sets certain limitations on the level of contributions which may be made to a Plan such as this. There is also a "percentage" limitation which means that the percentage of Compensation which you may contribute (Elective Deferrals) depends on the average percentage of Compensation that the other Participants are contributing. Simply stated, all Participants are divided into 2 categories: Highly Compensated and Non-highly Compensated and the average for each group is calculated. The average contribution that the Highly Compensated may make is based on the average contribution that the Non-highly Compensated make. If a Highly Compensated Participant is contributing more than he or she is allowed, the excess, plus or minus any gain or loss, will be returned. Keep in mind that if you are a 5% owner of the business or one of the ten highest paid Highly Compensated employees, your Family Member's contribution percentages and Compensations will be combined with yours for purposes of determining your contributions under the Plan.

      VIII    PARTICIPANT ACCOUNTS

         The Employer will set up a record keeping account in your name to show the value of your retirement benefit. The Employer will make the following additions to your account:

         A.   your allocated share of the Employer's
                     Contribution (including your Elective
                     Deferrals),

         B.   the amount of your personal Transfer
                     Contributions and Rollover Contributions, if any,

         C.   your share of forfeited accounts of former
                     employees. (These are amounts left behind by employees who terminated before becoming
                     100% vested in their benefit), and

         D.   your share of investment earnings and
                     appreciation in the value of investments.

         The Employer will make the following
                subtractions from your account:

         E. any withdrawals or distributions made to you, and

         F.   your share of investment losses and
                     depreciation in the value of investments.

         G.   your share of administrative fees and
                     expenses paid out of the Plan, if
                     applicable.

         The Employer will value your account quarterly.
                The Employer will provide you with a statement of account activity at least once annually.

       IX VESTING

         A.   Determining Vested Benefit

          Vesting refers to your earning or acquiring
                 a nonforfeitable right to the full amount
                 of your account.  Any Elective Deferrals,
                 Qualified Non-Elective Contributions,
                 Rollover Contributions, Transfer
                 Contributions,   plus or minus any earnings
                 or losses, are always 100% vested and
                 cannot be forfeited for any reason. Any contribution (including forfeitures) not listed in the previous sentence, and the earnings or losses thereon, will vest in accordance with the following table:

               Years of Service
              1        2        3         4         5          6        7
              0%       40%      60%       80%       100%

          You are considered to have completed 1 Year of Service for purposes of vesting upon the completion of 1000 Hours of Service at any time during a Plan Year.

          You automatically become fully vested,
                 regardless of the vesting table, upon
                 attainment of Normal Retirement Age, upon retirement due to Disability, upon death, and upon termination of the Plan.

         B.   Payment Of Vested Benefit

          If you separate from Service before your retirement, death or Disability, you may request early payment of your vested benefit by submitting a written request to the Plan Administrator. If your vested account balance at the time of termination or at the time of any prior distributions exceeds or exceeded $3,500, you may defer the payment of your benefit until April 1 of the calendar year following the calendar year during which you attain age 70-1/2. The portion of your account balance to which you are not vested is called a "forfeiture" and remains in the Plan. Forfeitures of Employer Discretionary, Top-Heavy, and Matching contributions shall be used to reduce the Employer's contribution.

         C.   Loss Of Benefits

          There are only two events which can cause the loss of all or a portion of your account. One is termination of employment before you are 100% vested according to the vesting provisions described at IX(A) and the other is a decrease in the value of your account from investment losses or administrative expenses and other costs of maintaining the Plan.

         D.   Timing of Forfeitures

          If you terminate employment and receive
                 payment of the vested portion of your
                 account the nonvested portion of your
                 account will be forfeited at the time you receive your payment. If you have not received a distribution of your vested balance, your nonvested portion will be forfeited at the end of the Plan Year during which you incur your fifth consecutive 1-year Break in Service.

         E.   Reemployment

          If you terminate service with you Employer, then are reemployed in a Plan Year subsequent to the Plan Year you terminated, then you will become a Participant as of the earlier of the next Valuation Date or the next Entry Date [see Section III] following your return to employment. If you are reemployed in the same Plan Year that you terminated service with your Employer, then you shall become a Participant immediately and all Service and Compensation, for the entire Plan Year, shall be considered. If you are not a member of a class of employees eligible to participate in the Plan and later become a member of the eligible class, you will participate upon reaching the next Entry Date if you have satisfied the minimum age and service requirements. Should you become ineligible to share in future Contributions and forfeitures because you are no longer a member of an eligible class, you shall again share upon your return to an eligible class. All years of prior Service will be counted when calculating your vested percentage in your new account balance. The following rules apply in connection with reemployed Participants.

          (a) Terminated Partially Vested
                     Participants.  If you terminate
                     employment and receive payment of the
                     vested portion of your account, the
                     nonvested portion of your account will
                     be forfeited at the time you receive
                     your payment.  If you are reemployed
                     prior to incurring five consecutive 1-year
                     Breaks in Service you may have
                     the Plan restore your forfeiture by
                     repaying the amount of the
                     distribution you received attributable
                     to Employer contributions.  This
                     repayment right applies only if you do
                     not incur five consecutive 1-year
                     Breaks in Service.  You must make this
                     repayment within five years of your
                     date of reemployment.  If you do not
                     repay the amount you received, the
                     forfeited portion will not be restored
                     to your account.  Whether you repay or
                     not, your prior Service will count
                     toward vesting service for future
                     Employer contributions.

              For example, assume that you terminate
                     your job with your current Employer.
                     At the time of termination you had
                     accrued a total benefit of $10,000
                     under the retirement Plan.  Although
                     this amount had been allocated to your
                     account, you were only 40% vested in
                     that amount when you left.  You
                     decided to take a distribution of your
                     vested account balance (40% of
                     $10,000, or $4,000) when you quit.
                     The nonvested balance of your account
                     ($6,000) was forfeited.  Three years
                     later, you became reemployed by the
                     same Employer.  Since you were
                     reemployed within 5 years, you have
                     the right to repay the $4,000
                     distribution you received when you
                     quit.  You would have to repay the
                     $4,000 within 5 years of being
                     rehired.  If you do so, the nonvested
                     portion of your account ($6,000) will
                     be restored to your account.  After
                     restoration, you will be vested in 40%
                     of this account, but your vested
                     percentage will increase based on your
                     Years of Service after your
                     reemployment.  Your prior Service will
                     always count towards vesting of
                     Employer Contributions which you
                     receive after reemployment, whether or
                     not you decide to repay and restore
                     your prior account.

          (b) Terminated Nonvested Participants.  If
                     you were not vested in any portion of
                     your Employer Contribution account
                     prior to your separation from service
                     and are reemployed before incurring
                     five consecutive one-year Breaks in
                     Service, you will be credited for
                     vesting with all pre-break and post-break service.
                     Your prior unpaid account balance will automatically be restored and you will continue to vest in that account. If you are reemployed after incurring five consecutive one-year Breaks in
                     Service, you will lose your prior
                     account balance, but your pre-break
                     Years of Service will count towards
                     vesting, in your new account balance.

       X TOP-HEAVY RULES

         A "top-heavy" plan is one in which more than 60% of the contributions or benefits are attributable to certain "key employees", such as owners, officers and stockholders. The Plan Administrator is responsible for determining each year if the Plan is "top-heavy". If the Plan becomes top-heavy special rules apply to the allocation of the Employer's contribution. These special rules require that all Participants will generally receive an allocation of the Employer's contribution equal to 3% of compensation, or if less, the greatest percentage allocated to the account of any key employee. All participants are entitled to receive a minimum allocation upon completing at least one Hour of Service in the top-heavy Plan Year provided they are employed on the last day of the Plan Year. The Employer's minimum contribution can be satisfied by another Employer sponsored retirement plan, if so elected by the Employer. The following vesting schedule shall apply for the Plan Year the Plan becomes top-heavy, for any type of Employer Contribution, unless the Employer has already elected a faster schedule:

                        Years of Service
             1         2         3        4          5        6

             0%        20%       40%      60%        80%      100%

       XI RETIREMENT BENEFITS AND DISTRIBUTIONS

         A.   Retirement Benefits

          The full value of your account balance is payable at your Normal Retirement Age, even if you continue to work, or you may defer payment until April 1 following the year you reach age 70-1/2. If you work beyond your Normal Retirement Age, you will continue to fully participate in the Plan.

         B.   Distributions During Employment

          Upon attainment of age 59-1/2, benefits
                 attributable to Employer contributions,
                 allocated to your account(s) in excess of two years, are available for withdrawal if you are 100% vested in those benefits.

          If applicable, benefits attributable to
                 your rollovers are available for withdrawal upon request to the Plan Administrator. Transfers Contributions may be withdrawn only if they originate from plans meeting certain safe harbor provisions.

         C.   Hardship Withdrawals

          You may file a written request for a
                 hardship withdrawal of the portion of your account balance attributable to Elective Deferrals and certain Employer Contributions to the extent vested. Earnings on Elective Deferrals up to the last day of the Plan Year prior to July 1, 1989 may be included in any hardship withdrawal, but earnings on Elective Deferrals after that date may not be included. You must generally have your Spouse's written consent for a hardship withdrawal unless you are advised otherwise by the Plan Administrator. Prior to receiving a hardship distribution, you must take any other distribution and borrow the maximum non-taxable loan amount allowed under this and any other plans of the Employer. Note, however, that if the effect of the loan would be to increase the amount of your financial need, you are not required to take the loan. For example, if you need funds to purchase a principal residence, and a plan loan would disqualify you from obtaining other necessary financing, you do not have to take the loan. Hardship withdrawals may be authorized by the Employer for the following reasons:

          (a) to assist you in purchasing a personal
                     residence which is your primary place
                     of residence (not including mortgage
                     payments),

          (b) to assist you in paying tuition and
                     related educational expenses for you,
                     your Spouse, or your dependents, for
                     the next twelve months of post-secondary education,

          (c) to assist you in paying expenses
                     incurred or necessary on behalf of
                     you, your Spouse, or your dependents
                     for hospitalization, doctor or surgery
                     expenses which are not covered by
                     insurance, or

          (d) to prevent your eviction from or
                     foreclosure on your principal
                     residence.

          Any hardship distribution is limited to the amount needed to meet the financial need. Hardship withdrawals must be approved by the Employer and will be administered in a non-discriminatory manner. Such withdrawals will not affect your eligibility to continue to participate in Employer Contributions to the Plan, although, your right to make Elective Deferrals will be suspended for twelve months. Any withdrawals you receive under these rules may not be recontributed to the Plan and may be subject to taxation, as well as an additional 10% penalty tax if the withdrawal is received before you reach age 59-1/2. These payments shall also be subject to a mandatory 20% withholding for income tax purposes.

         D.   Beneficiary

          Every Participant or former Participant
                 with Plan benefits may designate a person or persons who are to receive benefits under the Plan in the event of his or her death. The designation must be made on a form provided by and returned to the Plan
                 Administrator.  You may change your
                 designation at any time.  If you are
                 married, your beneficiary will
                 automatically be your Spouse. If you and your Spouse wish to waive this automatic designation, you must complete a beneficiary designation form. The form must be signed by you and, if applicable, your Spouse in front of a Plan representative or a Notary Public.

         E.   Death Benefits

          In the event of your death, the full value
                 of your account is payable to your
                 beneficiary in a lump sum, or in
                 installments payable over any period which
                 does not exceed the life expectancy of your
                 beneficiary.    If you die after benefit
                 payments have started under an installment option and after the attainment of age 70-1/2, your beneficiary will continue to receive payments in accordance with the payment option you selected.

         F.   Form Of Payment

          When benefits become due, you or your
                 representative should apply to the Employer requesting payment of your account and specifying the manner of payment. The normal or automatic form of payment is generally a lump sum unless the Plan Administrator notifies you otherwise. If you do not wish to receive the normal form of payment when your payments are due to start, you may request to receive your benefit in any of the optional forms indicated:

          -   lump sum.
          -   installment payments.

          In some cases, election of one of the
                 optional forms of payment will require the written consent of your Spouse. Also, payments may not be made over a period which exceeds the life expectancy of you and your beneficiary. The Plan
                 Administrator will advise you if any
                 special rules apply in connection with the payments of your benefits.

         G.   Rollover Of Payment

          If your benefits qualify as eligible
                 rollovers, you have the option of having them paid directly to you, when they become due, or having them directly rolled over to another qualified plan or an IRA. If you do not choose to have the benefits directly rolled over, the Plan is required to automatically withhold 20% of your payment for tax purposes. If you do choose to have the payment made to you, you still have the option of rolling over the payment yourself to a qualified plan or an IRA within sixty days (first check with a tax advisor to make sure it is an eligible rollover). However, 20% of your payment will still be withheld. The following example illustrates how this works:

          If you have $100,000 in your vested account balance and choose to have the payment of your benefits made directly to an IRA or another qualified plan, the entire $100,000 will be transferred to the trustee of the other plan or the IRA, and you will treat the entire amount as a rollover on your tax return so that you will not pay taxes on the entire amount. If you choose not to have the account transferred directly to an IRA or qualified plan, 20% or $20,000 will automatically be withheld from your payment. Thus, you will receive only $80,000 as a distribution of your benefits. In order to roll the entire amount over into your IRA, you would have to come up with $20,000 out of your own pocket to make up the difference. If this is done, the $20,000 which was withheld may be returned when you file your taxes at the end of the year. However, if you are unable to produce the extra cash, the rollover amount will only be $80,000, and the other $20,000 which was withheld will be treated as taxable income to you. If you are under age 591/2 when you receive your benefit payment, the withheld amount will also be subject to the 10% early distribution penalty. However, if you receive your benefit payment due to a separation of service, after attainment of age 55, there will be no 10% early distribution penalty.

          Certain benefit payments are not eligible for rollover and therefore will also not be subject to the 20% mandatory withholding.
                 They are as follows:

              1.   annuities paid over life;
              2.   installments for a period of at
                          least 10 years; and
              3.   minimum required distributions at
                          age 70-1/2.

          There are also several operational
                 exceptions and a "de minimis" exception for payments of less than $200. Also Employee
                 Voluntary contributions are not eligible for rollover.

         H.   Time Of Payment

          If you retire, become disabled, or die,
                 payments will start as soon as
                 administratively feasible following the
                 date on which a distribution is requested by you or is otherwise payable.

          If you terminate for a reason other than death, Disability, or retirement, payments will start as soon as administratively feasible following the date on which a distribution is requested by you or is otherwise payable.

       XII    INVESTMENTS

         A.   Trust Fund

          The monies contributed to the Plan may be invested in any security or form of property considered prudent for a retirement plan. Such investments include, but are not limited to, common and preferred stocks, exchange traded put and call options, bonds, money market instruments, mutual funds, savings accounts, certificates of deposit, Treasury bills, or insurance contracts. An institutional Trustee may invest in its own deposits or those of affiliates which bear a reasonable interest rate, or in a group or collective trust maintained by such Trustee.

         B.   Investment Responsibility

          The Plan's assets are held by the Trustee who is identified in Section II of this Summary. The Trustee is responsible for the safekeeping of Plan assets and for the investment management of such assets unless the Employer elects to direct investments, appoints an outside investment manager or permits Participants to direct the investment of their individual accounts.

         C.   Employee Investment Direction

          Participants may direct the investments of their accounts among alternative investment funds provided under the Plan.
                 The following contributions are available for making an investment election:

          Elective Deferrals
          Rollover Contributions

          The procedures for making an election are shown in a separate Investment Election
                 Form which can be obtained from the Plan
                 Administrator.  You may change your
                 investment selection and move monies from one fund to another in accordance with the rules established by the Plan
                 Administrator.

         D.   Participant Loans

          Participant loans are permitted under the Plan. In order to get a loan from the Plan, you must make application to the Plan Administrator. Loans must be approved by the Plan Administrator and are subject to a strict set of rules established by law.
                 The rules are covered in a separate Loan
                 Application Form and Promissory Note Form.
                 These Forms are available from the Plan
                 Administrator.

       XIII   ADMINISTRATION

         The Plan will be administered by the following parties:

         A.   Plan Administrator

          The Employer is the party who has
                 established the Plan and who has overall control and authority over administration of the Plan. The Employer's duties as Plan
                 Administrator include:

          (a) appointing the Plan's professional
                     advisors needed to administer the Plan
                     including, but not limited to, an
                     accountant, attorney, actuary, or
                     administrator,

          (b) directing the Trustee with respect to
                     payments from the Fund,

          (c) communicating with Employees regarding
                     their participation and benefits under
                     the Plan, including the administration
                     of all claims procedures and domestic
                     relations orders,

          (d) filing any returns and reports with
                     the Internal Revenue Service,
                     Department of Labor, or any other
                     governmental agency,

          (e) reviewing and approving any financial
                     reports, investment reviews, or other
                     reports prepared by any party
                     appointed by the Employer,

          (f) establishing a funding policy and
                     investment objectives consistent with
                     the purposes of the Plan and the
                     Employee Retirement Income Security
                     Act of 1974, and

          (g) construing and resolving any question
                     of Plan interpretation.  The Plan
                     Administrator's interpretation and
                     application thereof is final.

         B.   Trustee

          The Trustee shall be responsible for the administration of investments held in the Fund. These duties shall include:

          (a) receiving contributions under the
                     terms of the Plan,

          (b) investing Plan assets unless
                     investment responsibility is delegated
                     to another party by the Employer,

          (c) making distributions from the Fund in
                     accordance with written instructions
                     received from the Plan Administrator,

          (d) keeping accounts and records of the
                     financial transactions of the Fund,
                     and

          (e) rendering an annual report of the Fund
                     showing the financial transactions for
                     the Plan Year.

       XIV    AMENDMENT AND TERMINATION

         The Employer may amend the Plan at any time, provided that no amendment will divert any part of the Plan's assets to any purpose other than for the exclusive benefit of you and the other Participants in the Plan or eliminate an optional form of distribution. The Employer may also terminate the Plan. In the event of an actual Plan termination, all amounts credited to your account will be fully vested and will be paid to you. Depending on the facts and circumstances, a partial termination may be found to occur where a significant number of Employees are terminated by the Employer or excluded from Plan participation. In case of a partial termination, only those affected will become 100% vested.

       XV LEGAL PROVISIONS

         A.   Rights Of Participants

          As a Plan Participant, you have certain
                 rights and protection under the Employee
                 Retirement Income Security Act of 1974
                 (ERISA).  The law says that you are
                 entitled to:

          (a) Examine, without charge, all documents
                     relating to the operation of the Plan
                     and any documents filed with the U.S.
                     Department of Labor.  These documents
                     are available for review in the
                     Employer's offices during regular
                     business hours.

          (b) Obtain copies of all Plan documents
                     and other Plan information upon
                     written request to the Employer.  The
                     Employer may impose a reasonable
                     charge for producing the copies.

          (c) Receive from the Employer at least
                     once each year a summary of the Plan's
                     annual financial report.

          (d) Obtain, at least once a year, a
                     statement of the total benefits
                     accrued for you, and your
                     nonforfeitable (vested) benefits, if
                     any.  The Plan provides that you will
                     receive this statement automatically.
                     If you are not vested, you may request
                     a statement showing the date when your
                     account will begin to become
                     nonforfeitable.

          (e) File suit in a federal court, if any
                     materials requested are not received
                     within 30 days of your request, unless
                     the materials were not sent because of
                     matters beyond the control of the
                     Employer.  If you are improperly
                     denied access to information you are
                     entitled to receive, the Employer may
                     be required to pay up to $100 for each
                     day's delay until the information is
                     provided to you.

         B.   Fiduciary Responsibility

          ERISA imposes obligations upon the persons who are responsible for the administration of the Plan. These persons are referred to as "fiduciaries." Fiduciaries must act solely in your interest as a Plan Participant and they must exercise prudence in the performance of their duties. Fiduciaries who violate ERISA may be removed and required to reimburse any losses they have caused you or other Participants in the Plan.

         C.   Employment Rights

          Participation in the Plan is not a
                 guarantee of employment.  However, the
                 Employer may not fire you or discriminate against you to prevent you from becoming eligible for the Plan or from obtaining a benefit or exercising your rights under ERISA.

         D.   Benefit Insurance

          Your benefits under this Plan are not
                 insured by the Pension Benefit Guaranty
                 Corporation since the law does not provide plan termination insurance for this type of Plan.

         E.   Claims Procedure

          If you feel you are entitled to a benefit under the Plan, mail or deliver your written claim to the Plan Administrator. The Plan administrator will notify you, your beneficiary, or authorized representative of the action taken within 60 days of receipt of the claim. If you believe that you are being improperly denied a benefit in full or in part, the Administrator must give you a written explanation of the reason for the denial. If the Administrator denies your claim, you may, within 60 days after receiving the denial, submit a written request asking the Administrator to review your claim for benefits. Any such request should be accompanied by documents or records in support of your appeal. You, your beneficiary, or your authorized representative may review pertinent documents and submit issues and comments in writing. If you get no satisfaction from the Administrator, you have the right to request assistance from the U.S. Department of Labor or you can file suit in a state or federal court. Service of legal process may be made on the Plan Administrator at the address of the Employer. If you are successful in your lawsuit, the court may require the Employer to pay your legal costs, including your attorney's fees. If you lose, and the court finds that your claim is frivolous, you may be required to pay the Employer's legal fees.

         F.   Assignment

          Your rights and benefits under this Plan cannot be assigned, sold, transferred or pledged by you or reached by your creditors or anyone else except under a qualified domestic relations order or as provided by state law. A qualified domestic relations order (QDRO) is a court order issued under state domestic relations law relating to divorce, legal separation, custody, or support proceedings. The QDRO recognizes the right of someone other than you to receive your Plan benefits. You will be notified if a QDRO relating to your Plan benefits is received. Receipt of a qualified domestic relations order shall allow for an earlier than normal distribution to the person(s) other than the Participant listed in the order.

         G.   Questions

          If you have any questions about this
                 statement of your rights under ERISA,
                 please contact the Employer or the Pension and Welfare Benefits Administration, Room
                 N-5644, U.S. Department of Labor, 200
                 Constitution Ave., N.W., Washington, D.C.
                 20210.

         H.   Conflicts With Plan

          This booklet is not the Plan document, but only a Summary Plan Description of its principal provisions and not every limitation or detail of the Plan is included. Every attempt has been made to provide concise and accurate information.
                 However, if there is a discrepancy between this booklet and the official Plan document, the Plan document shall prevail.